Aston Funds

EXHIBIT TO ITEM 77C

Aston/ABN AMRO Investor Money Market Fund,
ABN AMRO Government Money Market Fund,
ABN AMRO Institutional Prime Money Market Fund,
ABN AMRO Money Market Fund,
ABN AMRO Tax-Exempt Money Market Fund
and ABN AMRO Treasury Money Market Fund


( Each, a "Fund," collectively, the "Funds")

On February 28, 2008, the Trust held a Special Meeting of
Shareholders (the "Meeting") for the following purpose:

To approve a new Investment Advisory Agreement between the Trust, on behalf of each Fund, and ABN AMRO Asset
Management, Inc. ("AAAM") or its successor.

With respect to the proposal for the ABN AMRO Treasury
Money Market Fund, the Meeting was adjourned and reconvened on March 14, 2008. The proposal was approved by the shareholders for all Funds. The results of the voting are as follows:

APPROVAL OF INVESTMENT ADVISORY AGREEMENT

       FOR                      AGAINST                       ABSTAIN

Aston/ ABN AMRO Investor Money Market Fund

16,030,535.910                 162,475.710                  368,298.940
(50.299%)                       (0.510%)                     (1.156%)

ABN AMRO Government Money Market Fund

261,274,652.740                105,027.000                 2,161,625.350
(72.172%)                       (0.029%)                     (.0597%)

ABN AMRO Institutional Prime Money Market Fund

1,952,844,107.850               2,267.840                    246,060.290
(83.342%)                        (0.000%)                      (0.011%)

ABN AMRO Tax-Exempt Money Market Fund

222,737,676.980                 9,874.000                     543,658.000
(79.054%)                       (0.004%)                       (0.193%)

ABN AMRO Treasury Money Market Fund

147,556,750.710                 7,770.000                     16,672.000
(93.587%)                       (0.005%)                       (0.011%)

ABN AMRO Money Market Fund

127,200,294.360                 3,909,985.040              6,034,285.000
(49.501%)                           (1.522%)                 (2.348%)